Westwood Holdings Group, Inc. 8-K

Exhibit 99.1

Westwood Holdings Group, Inc. Comments on Unsolicited Proposal from Americana Partners

DALLAS, July 14, 2021 -- Westwood Holdings Group, Inc. (“Westwood” or the “Company”) (NYSE: WHG) today confirmed that, since May, it has received two unsolicited proposals from Americana Partners, LLC to acquire Westwood. Americana’s last proposal, received by the Company on June 14, 2021, offered $25.00 per share in cash.

Westwood’s Board of Directors, in consultation with its legal and financial advisors and in accordance with its fiduciary duties, previously reviewed Americana’s proposal and determined unanimously that it significantly undervalues Westwood relative to the Company’s standalone plan. In reaching this determination, the Board also considered that Americana has not provided to Westwood any evidence of Americana’s ability to finance its acquisition bid.

Brian O. Casey, President and Chief Executive Officer of Westwood, stated: “Our hard work over the past few years, reducing costs and building a pipeline of opportunities, along with the investments we made in technology and other strategic initiatives are paying off for our stockholders as we believe Westwood is now on a more clear path to growth. We are very proud of the progress we have made and are even more confident in our ability to carry out our current plan and deliver long-term value for our stockholders.”

RBC Capital Markets is acting as financial advisor to the Company, and Sidley Austin LLP is acting as legal counsel to Westwood.

About Westwood Holdings Group

Westwood Holdings Group, Inc. is an investment management boutique and wealth management firm based in Dallas, Texas.

Westwood offers high-conviction equity and outcome-oriented solutions to institutional investors, private wealth clients and financial intermediaries. The firm specializes in two distinct investment capabilities: U.S. Value Equity and Multi-Asset, available through separate accounts, the Westwood Funds® family of mutual funds and other pooled vehicles. Westwood benefits from significant, broad- based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” For more information, please visit westwoodgroup.com.

Contact:

Investors

Westwood Holdings Group, Inc.
Terry Forbes
Chief Financial Officer and Treasurer
(214) 756-6900

Media

Gagnier Communications
Dan Gagnier / Jeffrey Mathews

(646) 569-5897
Westwood@gagnierfc.com